Exhibit 99.1

July 20, 2004

FOR IMMEDIATE RELEASE

Hard Rock Hotel & Casino in Las Vegas

Reports Record Net Revenues and Adjusted EBITDA for the 2nd Quarter Ended June 30, 2004

LAS VEGAS, July 20/PRNewswire/ — Hard Rock Hotel, Inc. (“Hard Rock”), which owns and operates the Hard Rock Hotel & Casino in Las Vegas, Nevada, today reported 2nd quarter net revenues increased $6.2 million, or 18%, to a Company record of $41.2 million compared to $35.0 million in the year-earlier three-month period.  The Company also announced all time record quarterly Adjusted EBITDA(1) of $11.1 million compared to $8.9 million in the comparable prior year period, a $2.2 million, or 24%, increase.  Net income increased $2.7 million to $0.7 million compared to a net loss of $2.0 million in the 2nd quarter of 2003.

Quarterly net revenues improved in every department except for retail sales.  Casino revenue increased primarily due to the table games hold percentage increasing 3.0 percentage points to 15.6% compared to 12.6% in the year-earlier period.  Lodging revenues increased primarily due to a $28 increase in average daily rate (“ADR”).  Net income also increased due to the quarter ended June 30, 2003 having a $4.3 million early extinguishment of debt charge, which was offset partially by a loss on disposal of assets charge of $2.6 million in the current quarter.

Peter Morton, Hard Rock’s Chairman of the Board and Chief Executive Officer, commenting on the quarterly results stated, “I am once again thrilled with another record quarter’s operating results.  I feel that our position in the marketplace is as strong as ever.  We continue to improve amenities to maintain this position such as our new nightclub, Body English, which had a successful opening over the Memorial Day weekend.”

There will be a conference call open to investors:

•	Date:	Thursday, July 22, 2004
•	Time:	1:30 P.M. Eastern Daylight Time
10:30 A.M. Pacific Daylight Time
	Dial:	(800) 450-0819 Domestic only

CONTACT:	Jim Bowen of Hard Rock Hotel, Inc., 702-693-5031

This press release contains certain forward-looking statements, which Hard Rock is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements are subject to significant risks and uncertainties.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of Hard Rock, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Additional information concerning risk factors that could cause actual results or events to differ materially from those projected in the forward-looking statements are contained in Hard Rock’s filings with the Securities and Exchange Commission.

HARD ROCK HOTEL, INC.

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Casino	$16,478	$13,798	$30,085	$28,047
Lodging	9,399	7,737	18,025	15,096
Food and beverage	13,718	12,161	25,013	23,398
Retail	2,159	2,211	4,111	4,236
Other income	2,449	1,985	4,284	3,687
Gross revenues	44,203	37,892	81,518	74,464
Less: complimentaries	(3,021)	(2,915)	(5,843)	(5,605)
Net revenues	41,182	34,977	75,675	68,859

Costs and expenses:
Casino	8,108	8,011	17,472	16,749
Lodging	2,181	1,846	4,380	3,784
Food and beverage	7,002	6,272	13,059	12,102
Retail	959	946	1,844	1,861
Other	1,193	1,003	2,158	1,881
Marketing	3,266	2,156	5,557	3,237
Related party expenses	1,255	1,126	2,442	2,205
General and administrative	5,808	4,682	10,701	9,398
Pre-opening expense	321	11	521	23
Total costs and expenses	30,093	26,053	58,134	51,240

Earnings before interest, taxes, depreciation and amortization, loss on disposal of assets and early extinguishment of debt (“Adjusted EBITDA”)	11,089	8,924	17,541	17,619

Depreciation and amortization	2,923	2,887	5,933	5,776
Interest expense, net	4,848	3,760	9,546	7,019
Loss on early extinguishment of debt	—	4,258	—	4,258
Loss on disposal of assets	2,608	—	2,608	—
Other expense, net	60	(3)	60	33
Income (loss) before income tax benefit	650	(1,978)	(606)	533
Income tax benefit	—	—	—	(100)
Net income (loss)	650	(1,978)	(606)	633

Preferred stock dividends	—	946	—	2,346
Net income (loss) applicable to common Shareholders	$650	$(2,924)	$(606)	$(1,713)

BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

Applicable to common shareholders	$8.55	$(38.46)	$(7.97)	$(22.53)

Weighted average number of common shares outstanding	76,023	76,023	76,023	76,023

Reconciliation of Net Income to Adjusted EBITDA (1)

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net Income (Loss)	$650	$(1,978)	$(606)	$633

Depreciation and amortization	2,923	2,887	5,933	5,776
Interest expense, net	4,848	3,760	9,546	7,019
Loss on early extinguishment of debt	—	4,258	—	4,258
Loss on disposal of assets	2,608	—	2,608	—
Income tax (benefit) provision	—	—	—	(100)
Other (income) expense, net	60	(3)	60	33

Earnings before interest, taxes, depreciation and amortization, loss on disposal of assets and early Extinguishment of debt (“Adjusted EBITDA”)	$11,089	$8,924	$17,541	$17,619

Supplemental Information
(unaudited)

	Supplemental Information
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Casino
Table Games Drop	$74,981,424	$73,363,233	$155,940,389	$148,407,400
Table Games Win	$11,693,508	$9,208,887	$20,577,514	$18,744,730
Table Games Hold %	15.6%	12.6%	13.2%	12.6%
Average # of Tables	93	91	93	91
Win/Table/Day	$1,387	$1,112	$1,216	$1,138

Slot Handle	$84,557,140	$95,041,657	$173,301,059	$182,749,360
Slot Win	$4,424,267	$4,264,034	$8,692,433	$8,455,315
Slot Hold %	5.2%	4.5%	5.0%	4.6%
Average # of Slots	546	564	551	562
Win/Slot/Day	$89	$83	$87	$83

Hotel
Occupancy	97.4%	97.1%	94.8%	95.1%
ADR	$157	$129	$155	$129
REVPAR	$160	$131	$152	$125

Other
Capital expenditures for cash, net	$4,183,000	$3,091,000	$8,025,000	$3,845,000

(1)  Adjusted EBITDA consists of earnings before interest, taxes, depreciation and amortization, loss on disposal of assets, and loss on early extinguishment of debt, as applicable.  Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles.  The Company has significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA.  Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company.

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